UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2006
TIDEWATER INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6311 (Commission File Number)	72-0487776 (I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 568-1010
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Dean Taylor, Tidewater’s Chairman of the Board, President and Chief Executive Officer, has entered into a pre-arranged stock trading plan to sell a portion of the shares of Company common stock that he owns. In total, approximately 90,000 shares, or less than 20%, of the number of shares of Tidewater common stock that Mr. Taylor owns outright or has the right to acquire upon exercise of currently exercisable options have been included in the plan. Mr. Taylor has taken this action as part of a long-term strategy for asset diversification and liquidity. The stock trading plan conforms with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Tidewater’s policies regarding stock transactions by executives.
Rule 10b5-1 permits officers and directors of public companies to adopt written, pre-arranged stock trading plans when they are not in possession of material non-public information. Using a Rule 10b5-1 plan, insiders can legally diversify their investment portfolios over an extended period, thus minimizing any market impact and any perception that the motivation for the sale was that the executive had come into possession of material nonpublic information.
Under his plan, Mr. Taylor may sell up to approximately 90,000 shares of common stock through August 1, 2007. However, the plan is structured such that the number of shares that are subject to sale is determined by pre-established trading prices of Tidewater common stock, with an increasing number of shares under the plan being available for sale as the trading price of Tidewater’s common stock increases.
The transactions under these plans will commence no earlier than November 9, 2006 and will be disclosed periodically through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will be posted on Tidewater’s investor-relations Web site.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.
By:	/s/ Cliffe F. Laborde
Cliffe F. Laborde
Executive Vice President, General Counsel and Secretary

Date: November 6, 2006